Exhibit 8.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

May 11, 2011

Phoenix New Media Limited Fusheng Building Tower 2, 16th Floor 4 Hui Xin Dong Jie, Chaoyang District Beijing 100029 People’s Republic of China

Ladies and Gentlemen:

We have acted as United States tax counsel to Phoenix New Media Limited (the “Company”), in connection with the Registration Statement (Registration No. 333-173666) on Form F-1 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of shares of the Company’s Class A ordinary shares, par value US$0.01 per share, which will be represented by American depositary shares evidenced by American depositary receipts.

We have examined the Registration Statement.  In addition, we have examined, and have relied as to matters of fact upon, the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, although the discussion set forth in the prospectus included in the Registration Statement under the caption “Taxation—Material United States Federal Income Tax Consequences” does not purport to discuss all possible United States federal income tax considerations of the purchase, ownership, and disposition of the Company’s Class A ordinary shares and American depositary shares, such discussion, insofar as it purports to constitute a summary of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Simpson Thacher & Bartlett LLP.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the discussion of this opinion in, and the filing of this opinion with the Commission as an exhibit to, the Registration Statement and to use of our name under the caption “Taxation” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP